Exhibit (h)(2)(ii)

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

Notification of Undertaking to
Reimburse Selected Fund Expenses and Waive Selected Fees

NOTIFICATION made as of April 14, 2020 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Advisor”), to GMO TRUST, a Massachusetts business trust (the “Trust”), on behalf of its series, GMO Cyclical Focus Fund (the “Fund”).

WHEREAS, the Adviser and the Trust, on behalf of the Fund, are parties to an investment management contract dated April 13, 2020 (the “Management Contract”); and

WHEREAS, the Adviser is willing to reimburse the Fund for some of its operating expenses and waive selected fees;

NOW, THEREFORE, the Advisor hereby notifies the Trust that, provided that the fee rates set forth in (i) the Management Contract between the Fund and the Advisor and (ii) the Amended and Restated Servicing and Supplemental Support Agreement between the Trust and the Advisor remain unchanged, the Advisor shall, as set forth below, bear a portion of the expenses of the Fund through June 30, 2021 (and any subsequent periods as may be designated by the Advisor by notice to the Trust). During the period covered by this Notification, the arrangements set forth below may only be modified by the mutual consent of the Advisor and the Trust (such consent in the case of the Trust to require a majority vote of the “non-interested” trustees of the Trust (as defined under the Investment Company Act of 1940, as amended)).

Operating Expense Reimbursement

The Advisor will reimburse the Fund for the portion of its “Specified Operating Expenses” (as defined below).

As used in this Notification, “Specified Operating Expenses” means: audit expenses, fund accounting expenses, pricing service expenses, expenses of non-investment related tax services, transfer agency expenses (excluding, in the case of Class I shares, any amounts paid to financial intermediaries for sub-transfer agency, recordkeeping and other administrative services provided with respect to Class I shareholders), expenses of non-investment related legal services provided to the Fund by or at the direction of the Advisor, organizational and start-up expenses, federal securities law filing expenses, printing expenses, state and federal registration fees and custody expenses.

Management Fee Waiver

The Advisor will waive or reduce the Fund’s management fee, but not below zero, to the extent necessary to offset the management fees paid to the Advisor that are directly or indirectly borne by the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

Shareholder Service Fee Waiver

The Advisor will waive or reduce the shareholder service fee charged to holders of each class of shares of the Fund, but not below zero, to the extent necessary to offset the shareholder service fees directly or indirectly borne by the class of shares of the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

Miscellaneous

In providing this Notification, the Advisor understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s private placement memoranda and its daily calculation of the Fund’s or class’s net asset value.

Please be advised that all previous notifications by the Advisor with respect to fee waivers and/or expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Advisor has executed this Notification on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By: /s/ Jonathan Feigelson

Name: Jonathan Feigelson

Title: General Counsel

ACKNOWLEDGED AND AGREED:

GMO TRUST, on behalf of GMO Cyclical Focus Fund

By: /s/ Douglas Y. Charton

Name: Douglas Y. Charton

Title: Vice President

This instrument is executed on behalf of  Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually.  The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon  GMO and its assets.  A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Funds.